Exhibit 2.1

The Amended and Restated “Profit Corporation” Articles of Incorporation of Advanced Fuel Technologies Ltd. (“Corporation”); filed pursuant to the General Corporation Law of the State of Wyoming (as the same may be amended from time to time, the “corporate statute”)

Article I
NAME OF THE CORPORATION; WYOMING ORIGINAL ID

The name of the Corporation is: Advanced Fuel Technologies Ltd. The Wyoming Original Id is 2016-000721430.

Article II
REGISTERED OFFICE; REGISTERED AGENT

The address of the registered office of the Corporation in the State of Wyoming is: 3603 Hawthorne Ave., Casper, Wyoming 82604. The name of the registered agent of the Corporation at such address is: Paracorp Incorporated.

Article III
PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporate statute.

Article IV
CAPITAL STOCK

Section 4.1 Authorized Shares.  The total number of shares of capital stock which the Corporation shall be authorized to issue is 260,000,000 shares of capital stock, consisting of 160,000,000 shares of common stock Class A, par value $.001 per share (the “Common Stock Class A”) and 100,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Convertible Preferred Stock Class A. 100,000,000 shares of Convertible Preferred Stock Class A are authorized hereby (“Preferred Class A”). The par value/share of these shares shall be $.0000 or whatever other par value/share is established by the Board of Directors. Preferred Class A shares are convertible into common stock of the Company at any time, upon written notice; on a one-for-one share exchange basis. Preferred Class A shareholders have a right to participate in/receive Company distributions (dividends) on a share-for-share basis with common stockholders. Preferred Class A Shares have a first preference over all other stock of the Corporation should a liquidation or dissolution occur.

Section 4.3 Other Preferred Stock.  In addition to the Convertible Preferred Stock Class A provided in Section 4.2 hereof, the Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding) and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

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Section 4.4 Other Provisions.

a.	Dividends. Subject to the rights of holders of Preferred Stock, if any, when, as and if dividends are declared on the Common Stock Class A, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

b.	Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on Preferred Stock all Classes.

c.	Voting Rights. The holders of Common Stock Class A shall be entitled to one (1) vote per share on all matters to be voted on by the stockholders of the Corporation. The holders of Convertible Preferred Class A shares shall be entitled to ten (10) votes per share on all matters to be voted on by the stockholders of the Corporation. No holder of shares of Common Stock shall have the right to cumulate votes.

d.	Consideration for Shares. The Common Stock Classes and Preferred Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

e.	Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation, to the fullest extent permitted by law, shall be individually liable for the debts or liabilities of the Corporation.

f.	Preemptive Rights. No stockholder of the Corporation shall have any preemptive rights by virtue of these Articles of Incorporation.

h.	Fractional Shares. The Corporation shall issue fractional shares of Common Stock to represent fractional interests therein.

Article V

MEETINGS; BOOKS AND RECORDS

Section 5.1 Meetings of stockholders may be held within or without the State of Wyoming, as the Bylaws may provide.  For so long as the Corporation and/or any of its affiliates owns or controls a majority in voting power of the outstanding capital stock of the Corporation entitled to vote, any action to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation.  From and after such time as the Corporation and/or any of its affiliates cease to beneficially own or control a majority in voting power of the outstanding capital stock of the Corporation entitled to vote, the stockholders may not in any circumstance take action by written consent in lieu of a meeting.

Section 5.2 Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, unless otherwise prescribed by law, special meetings of stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors, and no other party shall be entitled to call special meetings.

Section 6.3 The books of the Corporation may be kept (subject to any provision contained in the corporate statute) outside of the State of Wyoming at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article VI
AMENDMENTS; BYLAWS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.  In furtherance and not in limitation of the powers conferred by the laws of the State of Wyoming, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws without stockholder action.

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Article VII
DIRECTORS

Section 7.1 Unless and except to the extent that the Bylaws of the Corporation shall so require, elections of directors need not be by written ballot.  At all meetings of the stockholders for the election of directors at which a quorum is present, directors shall be elected by a plurality of the votes cast by the holders of the shares entitled to vote thereat.

Section 7.2 The number of directors may be fixed from time to time by the Board of Directors; initially, one director is permissible, but as soon as practical, there shall be no less than 3 directors.

Section 7.3 Any director elected or appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.  The term of each director shall continue until the annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and shall qualify, subject to such director’s earlier death, resignation or removal in accordance with these Articles of Incorporation.

Section 7.4 Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, and except as otherwise prescribed by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, resignation or removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

Section 7.5 Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more series of Preferred Stock have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation and terms of such Preferred Stock applicable thereto.

Article XIII
INDEMNIFICATION; ADVANCEMENT OF EXPENSES; EXCULPATION

Section 8.1 Right to Indemnification.  The Corporation shall indemnify and hold harmless to the fullest extent permitted under and in accordance with the laws of the State of Wyoming, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (hereinafter a “proceeding”) by reason of the fact that the person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee while serving as a director, officer or employee, against all expenses and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 8.2 The Corporation shall indemnify and hold harmless to the fullest extent permitted under and in accordance with the laws of the State of Wyoming, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee, while serving as a director, officer or employee, against all expenses and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974), reasonably incurred or suffered by such person in connection with the defense or settlement of such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors; provided, further, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that a court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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Section 8.3 Right of Claimant to Bring Suit.  If a claim under paragraph (a) or (b) of this Section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such proceeding (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the corporate statute for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the corporate statute, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the proceeding or create a presumption that the claimant has not met the applicable standard of conduct.

Section 8.4 Advancement of Expenses.  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may as authorized by the Board of Directors, to the fullest extent not prohibited by law (in the case of any action, suit or proceeding against an officer, trustee, employee or agent), be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article XIII.

Section 8.5 Non-Exclusivity of Rights; Indemnification of Persons other than Directors, Officers and Employees.  The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in any statute, provision of these Articles of Incorporation, the Bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director or employee.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation or any person (other than a person who is entitled to indemnification under clauses (a) or (b) of this Article IX) who was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

Section 8.6 Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the corporate statute.

Section 8.7 Amendment.  Neither the amendment nor repeal of this Article IX (by merger, consolidation or otherwise), nor the adoption of any provision of these Articles of Incorporation inconsistent with Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

Section 8.8 Exculpation.  The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders to the fullest extent permitted by the corporate statute; provided, however, that, to the extent required by applicable law, the foregoing shall not eliminate or limit the liability of a director:

1.	for any breach of the director’s duty of loyalty to the Corporation or its stockholders;
2.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
3.	for any transaction from which the director derived an improper personal benefit.

If the corporate statute is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the corporate statute, as so amended.

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Section 8.9 The rights to indemnification and advancement of expenses conferred upon directors and officers of the Corporation in this Article IX shall be contract rights, shall vest when such person becomes a director or officer of the Corporation and shall continue as vested contract rights.  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Article IX
NO CONFLICT

Section 9.1 Neither any contract nor other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”).  Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that person is a Related Person is disclosed or is known to the Board of Directors or a majority of directors present at any meeting of the Board of Directors at which action upon any such contract or transaction is taken, and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board of Directors during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person.  Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated entity without regard to the fact that such person is also a director or officer of such subsidiary or affiliated entity.

Section 9.2 Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Section 9.3 Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

Article X
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the State of Wyoming shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the corporation statute or the Corporation’s certificate of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Corporation’s certificate of incorporation or bylaws or (e) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Article XI

NO CLOSED CORPORATION

The Corporation expressly elects not to be classified as a statutorily closed corporation.

Article XII

MAILING AND PHYSICAL ADDDRESS OF THE CORPORATION

The mailing and physical address of the Corporation is: 999 18th Street, Suite 3000, Denver, CO 80202.

I, THE UNDERSIGNED, a duly authorized officer of the Corporation, executed these Amended and Restated Articles of Incorporation of Advanced Fuel Technologies Ltd. on behalf of the Corporation this 1st day of August, 2016.

__(ss) LEONARD STELLA_________

Leonard Stella, CEO & Chairman

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